As filed with the Securities and Exchange Commission on September 29, 2003Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

__________________

LOGIC DEVICES INCORPORATED

(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2893789 (I.R.S. Employer Identification No.)

__________________

395 West Java Drive

Sunnyvale, California  94089

(Address of principal executive offices)

__________________

AMENDED AND RESTATED

LOGIC DEVICES INCORPORATED

1998 DIRECTOR STOCK INCENTIVE PLAN

(Full title of the plan)

__________________

William J. Volz, President

LOGIC Devices Incorporated

395 West Java Drive

Sunnyvale, California  94089

(Name and address of agent for service)

(408) 524-5400

(Telephone number, including area code, of agent for service)

With copies to:

David R. Selmer, Esq.

William E. Turner II, Esq.

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC

333 West Wacker Drive, Suite 2700

Chicago, Illinois 60606

(312) 984-3100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value	550,000 shares	$1.48	$814,000	$67

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2)   Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on September 25, 2003.

EXPLANATORY NOTE

                This Registration Statement on Form S-8 relates to 550,000 shares of common stock, no par value ("Common Stock"), of LOGIC Devices Incorporated, a California corporation (the "Company"), issuable to directors and their transferees (as and to the extent permitted by General Instruction A to Form S-8) pursuant to the Amended and Restated Logic Devices Incorporated 1998 Director Stock Incentive Plan (the "Plan") and the reoffer and resale of shares acquired pursuant thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The document(s) containing the information specified in Part I of Form S-8 in respect of the 550,000 shares of Common Stock issuable pursuant to the Plan will be sent or given to directors participating in the Plan and their permitted transferees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

                Such document(s) are not being filed with the SEC, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Pursuant to General Instruction C to Form S-8, included as part of Part I of this Registration Statement is a prospectus relating to reoffers and resales of shares of Common Stock acquired pursuant to the Plan.

REOFFER PROSPECTUS

LOGIC DEVICES INCORPORATED

550,000 Shares of Common Stock

_________________________

This prospectus relates to the resale by the selling shareholders identified in this prospectus and of our directors and certain of their transferees, of common stock of LOGIC Devices Incorporated.  The selling shareholders are offering the shares on a continuous basis and may offer the shares at the prevailing market prices at the time of the resales or at privately negotiated prices.  Shares being offered by the selling shareholders will be obtained by them by exercising options granted under the Amended and Restated Logic Devices Incorporated 1998 Director Stock Incentive Plan.  We will not receive any of the proceeds from the sale of shares by the selling shareholders except for the exercise price of the options if the selling shareholders elect to pay such exercise prices in cash.

For a discussion of how the selling shareholders may sell the shares covered by this prospectus, see the "Plan of Distribution" section beginning on page 12.

Investing in these shares involves certain risks.  See "Risk Factors" beginning on page 3.

Prices for the common stock are quoted on The Nasdaq Stock Market, Inc. National Market System under the symbol LOGC.  On September 25, 2003, the closing transaction price of the common stock on the Nasdaq National Market was $1.50.  There is no established public trading market for the options at this time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any contrary representation is a criminal offense.

The date of this prospectus is September 29, 2003.

This prospectus contains forward-looking statements which include, but are not limited to, statements concerning projected revenues, expenses, gross margin, and income, market acceptance of our products, the competitive nature of, and anticipated growth in our markets, our ability to achieve further product integration, the status of evolving technologies and their growth potential, the timing of new product introductions, the adoption of future industry standards, our production capacity, our ability to migrate to smaller process geometries, and the need for additional capital.  These forward-looking statements are based on our current expectations, estimates, and projections about our industry, management's beliefs, and certain assumptions made by us.  Words such as "anticipates, expects, intends, plans, believes, seeks, estimates, may, will," and variations of these words or similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those results expressed in any forward-looking statements.  Please refer to the Risk Factors section of this prospectus and the Business - Factors Affecting Future Results and Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recent Annual Report on Form 10-K and Quarterly Report(s) on Form 10-Q for a discussion of certain risks.  We undertake no obligation to publicly update or otherwise revise any forward-looking statements for any reason.

LOGIC DEVICES

We develop and market high-performance digital integrated circuits that address the requirements of original equipment manufacturers to provide high-speed electronic computation in digital signal processing, video image processing, and telecommunication applications.  Our product strategy is to develop and market proprietary circuits that offer superior performance to meet specific application requirements.

The mailing address of our principal executive offices is 395 West Java Drive, Sunnyvale, California 94089.  Our telephone number is (408) 542-5400.

RISK FACTORS

You should carefully consider the following factors and other information in and incorporated by reference in this prospectus before deciding to invest in the shares.

We have a recent history of losses and our future operating results could be harmed due to semiconductor industry business cycles.

We have sustained substantial net losses during the nine-fiscal-month period ended June 29, 2003 and in our fiscal years ended September 29, 2002 and September 30, 2001.  These net losses are attributable principally to delays in the television broadcast industry's transition to high definition digital broadcasting from current analog standards, the prolonged downturn in the semiconductor industry, and delays in new product development.  Many factors will affect our ability to become profitable or sustain profitability, such as continued demand for our products by our customers, lack of price erosion, efficiency of our manufacturing subcontractors, continued product innovation and design wins, and our continued ability to manage our operating expenses.

We produce and sell semiconductors and our operations are therefore impacted by the repeated and severe business cycles that have historically been experienced by the semiconductor industry.  Our financial performance has been negatively impacted by significant downturns in the semiconductor industry as a result of:

          general reductions in inventory levels by customers;

          excess production capacity;

          the cyclical nature of the demand for products of semiconductor customers; and

          accelerated declines in average product selling prices.

When these or other conditions in the industry occur, our operating results could be harmed.

We are a small company with limited resources compared to our current and potential competitors and we may not be able to compete effectively in our highly competitive industry.

The semiconductor industry is highly competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, and sales resources.  If we are unable to compete successfully in this environment, our operating results could be harmed.

The current level of competition is high and may increase as our market expands.  We compete directly with companies that have developed similar products.  We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies.  These direct and indirect competitors are established multinational semiconductor companies, as well as emerging companies.  In addition, we may experience additional competition from foreign companies in the future.

We depend on a limited number of customers for a majority of our sales and our sales orders are typically concentrated in the third month of every quarter, making our financial results particularly susceptible to the loss of a key customer and making sales in a quarter difficult to predict.

We anticipate that the concentration of our sales among relatively few customers will continue in the future.  We have no long-term purchase commitments from any of our customers.  Therefore, these customers could cease purchasing our products with limited notice and with no penalty.

Our dependence on a small number of customers increases the risks associated with our potential loss of customers resulting from business combinations or consolidations.  If a customer were acquired or combined with another company, the resulting company could cancel purchase orders as part of the integration process.

In addition, we frequently ship more products during the third month of each quarter than in the first two months of the quarter.  Moreover, shipments in the third month are generally higher toward the end of the month.  Our sales are therefore concentrated in the latter part of each quarter, making it difficult to predict our revenues and results of operations for any fiscal quarter or other fiscal period.

Continued delay in High Definition Television broadcasting could adversely impact sales of our HDTV application products.

Beginning in November 1998, the Federal Communications Commission directed that television broadcasters begin a transition from current analog broadcasts to HDTV broadcasts. All analog broadcasts are scheduled to cease by the year 2006.  It is generally acknowledged that the industry will not meet the 2006 conversion deadline.

We developed in our fiscal 1998 and tested in fiscal 1999, products that were designed-in (incorporated) into HDTV compatible studio systems.  Since fiscal 2000, sales of our HDTV-related products have not met expectations, and we anticipate that our future revenues will be adversely affected if the slow transition persists.

We depend on third parties to fabricate silicon wafers and to assemble and test our products, which exposes us to a risk of production disruption or uncontrolled price changes.

We do not manufacture silicon wafers.  We have historically relied upon one wafer supplier and two assembly/test subcontractors.  These suppliers do not have a contractual obligation or commitment to us to supply such wafers or services in the future.  If they are unable or unwilling to supply wafers or services, our operating results could be harmed.  We may not be able to find sufficient suppliers at a reasonable price or at all if such disruptions occur.  As a result of our reliance on third parties, we face significant risks including:

          reduced control over delivery schedules and quality;

          longer lead times;

          the potential lack of adequate capacity during periods of excess industry demand;

          difficulties selecting and integrating new subcontractors;

          limited warranties on products supplied to us;

          potential increases in prices due to capacity shortages; and

          potential misappropriation of our intellectual property.

If we fail to deliver our products on time or if the costs of our products increase, then our profitability and customer relationships could be harmed.

Our international operations subject us to risks not present in solely domestic operations.

Our primary silicon wafer suppliers and assembly subcontractors are located in Asia, primarily in South Korea and Taiwan.  Economic, financial, social, and political conditions in Asia have been volatile.  Financial difficulties, government actions or restrictions, prolonged work stoppages, or any other difficulties experienced by our suppliers could harm future operating results.

We also have many overseas customers.  Our export sales are affected by unique risks frequently associated with foreign economics, including:

          governmental controls and trade restrictions;

          export license requirements and restrictions on the export of technology;

          changes in local economic conditions;

          political instability;

          changes in tax rates, tariffs, or freight rates;

          interruptions in air traffic; and

          difficulties in staffing and managing foreign sales offices.

Significant changes in the economic climate in the foreign countries from which we derive our export sales could harm future operating results.

The complex nature of semiconductors makes us highly susceptible to manufacturing problems and these problems could have a negative impact on future operating results.

Making semiconductors is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Even minute imperfections in our materials, difficulties in the wafer fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous chips on each wafer to be nonfunctional. We may experience problems in achieving an acceptable quality and yield rate in the manufacture of wafers. The interruption of wafer fabrication or the failure to achieve acceptable yields could harm our future operating results. We may also experience manufacturing problems in our assembly and test operations, and in the introduction of new packaging materials.

We depend on third parties to deliver our products.

We rely on independent carriers and freight haulers to transport our products between manufacturing locations and to deliver our products to our customers. Any transport or delivery problems because of their errors, or because of unforeseen interruptions, such as strikes, political instability, terrorism, natural disasters and accidents, could harm our future operating results.

Earthquakes, other natural disasters, and power shortages may damage our business.

Our California facility and some of our suppliers are located near major earthquake faults that have experienced earthquakes in the past.  In addition, the risk of power shortages and outages in California has been widely reported.  In the event of a major earthquake or other natural disaster near our facility or a sustained loss of power at our facility, our operations could be harmed. Similarly, a major earthquake or other natural disaster near one or more of our suppliers, such as the one that occurred in Taiwan in September 1999, could disrupt the operations of our suppliers, which could limit the supply of our products and harm our business.

Although we have not experienced any material disruption to our business to date, we cannot assume that if major earthquakes, other natural disasters, or shortages occur in the future, they will not adversely affect our business.

We maintain high levels of inventory that decrease our liquidity and substantially increase the risk of write-offs.

We have historically maintained and expect to continue to maintain high levels of inventory of processed silicon wafers, packaging materials, and finished goods.  For some product types, we must purchase, in a short period of time, all of our anticipated inventory needs for the life of the product.  We commit capital to maintain these high inventory levels, which prevents us from using that capital for other purposes, such as research and development, and requires us to utilize more capital than we would otherwise require.  Our high inventory levels also heighten our risk of inventory obsolescence and write-offs.  Further, we may forecast demand incorrectly and produce insufficient inventory, resulting in supply shortages.

We currently have no bank credit facility and must rely solely upon existing cash reserves and funds from existing operations to finance future operations.

Although we sustained substantial net losses during the nine-month period ended June 29, 2003 and in our fiscal years ended September 29, 2002 and September 30, 2001, our cash flows from operations were positive during the 2003 nine-fiscal month period and during the 2002 fiscal year period due to our reductions in accounts receivable and inventory and our cost reduction efforts.  However, these reductions cannot continue indefinitely.  If we are unable to return to profitability, we would have to utilize cash reserves and thereafter obtain additional funding through debt or equity financing.  If we are able to obtain debt financing, which is not assured, the terms of such financing are unknown since we do not presently have a credit facility, and may be unfavorable to us.  Similarly, there can be no assurance that we would be able to sell capital stock on favorable terms or at all and any such sales may adversely affect our existing shareholders.

Our operating success depends upon our ability to develop new products and access new technologies.

The semiconductor industry is a dynamic environment marked by rapid product obsolescence.  Our future success depends on our ability to introduce new or improved products that meet critical customer needs, while achieving acceptable profit margins.  If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, operating results would be harmed.  The introduction of new products in a dynamic market environment presents significant business challenges.  Product development commitments and expenditures must be made well in advance of product sales, while the success of new products depends on accurate forecasts of long-term market demand and future technology developments.

Future revenue growth is dependent on market acceptance of new products and the continued market acceptance of existing products.  The success of these products is dependent on a variety of specific technical factors, including:

          successful product definition;

          timely and efficient completion of product design;

          timely design into customers' future products and maintenance of close working relationships with customers;

          timely and efficient access to wafer manufacturing and assembly processes; and

          product performance, quality and reliability.

If, due to these or other factors, new products do not achieve market acceptance, our operating results would be harmed.

Furthermore, to develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller geometries.

The loss of our key personnel or our failure to hire and retain additional qualified personnel could impair our ability to develop and market our products.

Our future success greatly depends on the ability to attract and retain highly qualified technical and management personnel.  As a small company, we are particularly dependent on a relatively small group of key employees.  Competition for skilled technical and management employees is intense in the semiconductor industry.  As a result, we may be unable to retain our existing key technical and management employees, or attract additional qualified personnel, which could harm our operating results.  We do not have employment agreements with, or key person life insurance policies on the lives of, any of our key employees.  In addition, one of our key officers, our Vice President of Sales, is a consultant and not an employee.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

We own several patents but rely primarily on our design know-how and continued access to advanced wafer process technology to develop and maintain our competitive position.  We attempt to protect our trade secrets and other proprietary information through confidentiality agreements with employees, consultants, suppliers and customers.  However, competitors may develop, patent or gain access to similar know-how and technology, or reverse engineer our products.  Our inability to adequately protect our proprietary rights could result in our competitors offering similar products, potentially causing us to lose a competitive advantage and leading to decreased revenue.  We may not obtain an adequate remedy in the event our confidentiality agreements are breached or any remedy if our trade secrets are independently developed by others.  Despite our efforts to protect our proprietary rights, existing intellectual property laws afford only limited protection, especially under the laws of some foreign countries.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources.

We could be harmed by litigation involving patents and other intellectual property rights.

As a general matter, the semiconductor and related industries are characterized by substantial litigation regarding patent and other intellectual property rights. We have been and in the future may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end-users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business.

Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, could be costly and could divert the efforts and attention of our management and engineering personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, if at all.

We have adopted certain anti-takeover, indemnification and limited liability provisions which may adversely affect our stock price.

We have adopted a shareholder rights plan that is designed to make a change of control through the acquisition of large amounts of our common stock, or through a tender offer to our shareholders, prohibitively expensive unless our board of directors has approved the transaction.  Our restated articles of incorporation and bylaws also provide for the indemnification of our officers and directors and insulate our directors from monetary liability for certain breaches of their duty of care to us. These provisions may also have the effect of delaying or preventing a change in control without action by our shareholders, and therefore could adversely affect the price of our common stock.

There is a limited trading market for our common stock and you may not be able to resell your shares at or above the price you pay for them.

Our common stock is traded on the Nasdaq National Market under the symbol "LOGC. "  An active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker.  While we are a publicly traded company, the volume of trading activity in our stock is relatively limited.  The current public float of our common stock, prior to the offering, is approximately 3.7 million shares; the average daily trading volume on the Nasdaq National Market from January 1, 2003 through June 30, 2003, as reported by Nasdaq, was 6,253 shares.  Even if a more active market develops, there can be no assurance that such a market will continue, or that our shareholders will be able to sell their shares at or above the price at which they purchase them.

Our stock price may continue to be volatile and our trading volume may continue to be relatively low.

The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

          our anticipated or actual operating results;

          announcements or introductions of new products;

          technological innovations or setbacks by us or our competitors;

          conditions in the semiconductor markets;

          the commencement of litigation; and

          general and economic and market conditions.

In July 2002, we received a written warning from the Nasdaq Stock Market indicating that our common stock was not in compliance with minimum market value of publicly held shares required and minimum bid price required for continued listing on the Nasdaq National Market.  The common stock subsequently regained compliance and was not delisted.  However, there can be no assurance that our common stock will continue to satisfy the Nasdaq continued listing requirements.  In the event of delisting, if our shares are not then traded on an exchange or another quotation system, a public market for the shares would not exist and the ability of individuals to buy and sell shares would be limited.  Even if the shares are traded on an exchange or another quotation system, there can be no assurance that the trading volume in the shares would be comparable to the present volume on the Nasdaq National Market.  Any reduction in liquidity of the shares may reduce the value that a holder can obtain for them, regardless of our performance or financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the shares by the selling shareholders.  We will receive consideration in an amount equal to the exercise price of each option exercised multiplied by the number of options exercised.  However, each holder of options may elect to pay the exercise price of such options granted to date in a manner, such as on a net issuance basis, from which we will not receive any cash consideration for such exercise.  We expect to use any cash consideration received for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The shares being offered by the selling shareholders through this prospectus were or will be obtained pursuant to the Amended and Restated 1998 Directors Stock Incentive Plan (the "Plan").  Under the Plan, we have and will continue to grant our directors options exercisable for our shares.  These options may be transferred by the directors, subject to limited restrictions contained in the Plan.  This prospectus covers the resale of shares issuable upon the exercise of options granted under the Plan by present, former and future directors and certain of their transferees.  These transferees are family members who have acquired the options from a director (or his transferee) through a gift or a domestic relations order.  For purposes of this prospectus, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the director's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the director) control the management of assets, and any other entity in which these persons (or the director) own more than fifty percent of the voting interests.

The following table sets forth additional information as of the date of this prospectus regarding the selling shareholders' beneficial ownership of shares, both prior to and after the offering covered by this prospectus:

Name	Shares Beneficially Owned Prior to Offering[1]	Shares Covered by this Prospectus	Total Shares Beneficially Owned After Offering Percent of Number Class
Howard L. Farkas	210,000	85,000	125,000	1.9%
Fredric J. Harris	100,000	100,000	0	*
Albert Morrison, Jr.	85,877	85,000	877	*
Joel S. Kanter	50,000	50,000	0	*
Estate of Burton W. Kanter	20,000	20,000	0	*
Bruce B. Lusignan	10,000	10,000	0	*
TOTAL	485,877	360,000	125,877	1.9%

_______________

1       Assumes the exercise of any warrants or options held by such person that are exercisable as of or within 60 days of September 29, 2003.

*      represents less than 1% of the outstanding shares of common stock.

Each of Messrs. Harris, Joel Kanter, Farkas and Morrison, together with William Volz and Brian Cardozo, is currently a member of our Board of Directors.  Mr. Burton Kanter was a member of our Board of Directors until his death in 2001.  Mr. Lusignan was a member of our Board of Directors until 1999.

Since the holders of the options may transfer them at their discretion, subject to limited restrictions contained in the Plan, the persons or entities exercising the options and offering the shares obtained thereby may not be the persons listed in the table above.  To the extent required by the Securities Act with respect to such transferees, the names of such transferees, the specific options and shares held by them, and other necessary information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

The shares may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest in one or more transactions at a fixed offering price, at varying prices determined at the time of sale or at negotiated prices and for cash or other consideration.  Sales may be made to purchasers directly by the selling shareholders (or their pledgees, donees, transferees or other successors in interest) or, alternatively, the selling shareholders (or their pledgees, donees, transferees or other successors in interest) may offer the shares, pursuant to the registration statement of which this prospectus is a part or Rule 144 of the Securities Act, through underwriters, dealers, brokers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions, which may be in excess of ordinary brokerage commissions, from the selling shareholders (or their pledgees, donees, transferees or other successors in interest) and/or the purchasers of the shares for whom they may act as agents.  In effecting sales of shares, brokers or dealers may arrange for other brokers or dealers to participate. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales.  Any profit on the sale of shares by them and any discounts, commissions or concessions received by any dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.  The aggregate proceeds to the selling shareholders from sales of the shares will be the purchase price of the shares less any broker's commissions and underwriter's discounts.

To the extent required by the Securities Act for underwritten offerings, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of the underwriter or underwriters, and any applicable commissions or discounts with respect to a particular offer and other necessary information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders may also sell shares from time to time directly to purchasers or to or through broker-dealers.  In connection with any of these sales, any broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of such shares as principal. The sales may be made on the Nasdaq National Market or any exchange on which shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.  Shares may also be sold in one or more of the following transactions:  (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may purchase and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers.  In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate.  Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale.  Broker-dealers may also receive compensation from purchasers of the shares.

We will pay the costs of preparing, filing and maintaining with the SEC the registration statement of which this prospectus is a part, the cost of listing the registered shares for trading on the Nasdaq Stock Market, Inc. National Market System and transfer agent fees and other similar expenses in connection with the registration statement of which this prospectus forms a part.  We will not pay any discounts, commissions and fees of underwriters, broker-dealers or agents, legal fees or other costs incurred by the selling shareholders.

DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorize (i) 10,000,000 shares of authorized Common Stock, without par value and (ii) 1,000,000 shares of Preferred Stock, without par value, of which 5,000 shares have been designated as Series A Preferred Stock.

The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors from funds legally available therefor.  In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that upon giving notice required by law, shareholders may cumulate their votes in the election of directors.

The holders of Common Stock have no preemptive rights or conversion privileges.  All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this prospectus when issued under the Plan will be, validly issued, fully paid and nonassessable.

The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders.  No shares of Preferred Stock are currently issued and outstanding.  The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of us without further action by the shareholders.  The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

LEGAL MATTERS

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, Chicago, Illinois, has passed upon the validity of the shares.

EXPERTS

The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority and said firm as experts in auditing and accounting.

The financial statements and schedule incorporated by reference in this Prospectus have been audited by Hood and Strong LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority and said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC also are available to the public from the SEC's website at http://www.sec.gov.  Our SEC filings are also available on our web site at http://www.logicdevices.com, and at the office of the Nasdaq National Market.

This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information set forth in the registration statement.  You should consult the registration statement for further information with respect to our company and these securities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  Some information contained in this prospectus updates and supersedes the information incorporated by reference, and later information that we file with the SEC will automatically update and supersede this information and information in this prospectus.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the securities are sold:

  Annual Report on Form 10-K for the fiscal year ended September 29, 2002, filed with the SEC on December 10, 2002 (File No. 000-17187);
  Quarterly Report on Form 10-Q for the period ended December 29, 2002, filed with the SEC on January 31, 2003 (File No. 000-17187);
  Quarterly Report on Form 10-Q for the period ended March 30, 2003, filed with the SEC on May 12, 2003 (File No. 000-17187);
  Quarterly Report on Form 10-Q for the period ended June 29, 2003, filed with the SEC on August 11, 2003 (File No. 000-17187);
  Current Report on Form 8-K filed with the SEC on March 17, 2003 (File No. 000-17187);
  Current Report on Form 8-K filed with the SEC on April 10, 2003 (File No. 000-17187);
  Current Report on Form 8-K filed with the SEC on July 11, 2003 (File No. 000-17187);
  Current Report on Form 8-K filed with the SEC on August 7, 2003 (File No. 000-17187);
  Current Report on Form 8-K filed with the SEC on September 2, 2003 (File No. 000-17187); and
  The description of our common stock contained in the registration statement on Form S-18/A (File No. 33023763-4), filed on August 23, 1988 and any amendment or report for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing or calling us at the following address: LOGIC Devices Incorporated, 395 West Java Drive, Sunnyvale, California 94089, Attention:  Investor Relations, telephone number (408) 542-5400.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                    Incorporation of Certain Documents by Reference.

                The following documents previously or concurrently filed by LOGIC Devices Incorporated (the "Company") with the Commission are hereby incorporated by reference into this Registration Statement:

  The Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2002, filed with the SEC on December 10, 2002 (File No. 000-17187);
  The Company's Quarterly Report on Form 10-Q for the period ended December 29, 2002, filed with the SEC on January 31, 2003 (File No. 000-17187);
  The Company's Quarterly Report on Form 10-Q for the period ended March 30, 2003, filed with the SEC on May 12, 2003 (File No. 000-17187);
  The Company's Quarterly Report on Form 10-Q for the period ended June 29, 2003, filed with the SEC on August 11, 2003 (File No. 000-17187);
  The Company's Current Report on Form 8-K filed with the SEC on March 17, 2003 (File No. 000-17187);
  The Company's Current Report on Form 8-K filed with the SEC on April 10, 2003 (File No. 000-17187);
  The Company's Current Report on Form 8-K filed with the SEC on July 11, 2003 (File No. 000-17187);
  The Company's Current Report on Form 8-K filed with the SEC on August 7, 2003 (File No. 000-17187);
  The Company's Current Report on Form 8-K filed with the SEC on September 2, 2003 (File No. 000-17187);
  The description of the Company's common stock contained in the registration statement on Form S-18/A (File No. 33023763-4), filed on August 23, 1988 and any amendment or report for the purpose of updating any such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.                    Description of Securities.

                Not Applicable.

Item 5.                    Interests of Named Experts and Counsel.

                Not applicable.

Item 6.                    Indemnification of Directors and Officers.

The Company's Restated Articles of Incorporation and Bylaws require the Company to indemnify officers and directors of the Company to the full extent permitted by Section 317 of the California General Corporation Law, as amended.  Section 317 of the California General Corporation, as amended, makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.  In addition, the Company maintains a directors and officers insurance policy that provides for payment of expenses due to liabilities incurred by the directors and officers of the Company for certain acts taken in their capacities as such.

Item 7.                    Exemption from Registration Claimed.

                Ten thousand shares of Common Stock registered for resale hereby are restricted because they were issued upon the exercise of an option prior to the effectiveness of this Registration Statement.  Exemption from the registration requirements of the Securities Act of 1933 for the issuance such shares is claimed under Section 4(2) of the Securities Act of 1933 on the basis that such transaction did not involve any public offering because, among other things, it involved an issuance to one person who, as a director of the Company, had access to all relevant material information regarding the Company.

Item 8.                    Exhibits.

                See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.                    Undertakings.

(a)                The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunder duly authorized, in the City of Sunnyvale, State of California, on September 29, 2003.

LOGIC DEVICES INCORPORATED

By:          /s/ William J. Volz
               William J. Volz
                President and Principal Executive Officer

By:          /s/ Gary C. Schaefer
                Gary C. Schaefer
                 Chief Financial Officer and Principal
                 Financial and Accounting Officer

POWER OF ATTORNEY

                Know all men by these presents, that each person whose signature appears below constitutes and appoints William J. Volz and Gary C. Schaefer, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on September 11, 2003.

Signature	Title
/s/ William J. Volz William J. Volz	President and Director
/s/ Gary C. Schaefer Gary C. Schaefer	Chief Financial Officer
/s/ Howard L. Farkas Howard L. Farkas	Chairman of the Board
/s/ Albert Morrison, Jr. Albert Morrison, Jr.	Director
/s/ Fredric J. Harris Fredric J. Harris	Director
/s/ Joel S. Kanter Joel S. Kanter	Director
/s/ Brian P. Cardozo Brian P. Cardozo	Director

LOGIC DEVICES INCORPORATED

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description

4.1	Rights Agreement, dated April 30, 1997
5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
23.1	Consent of Hood & Strong LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on Signature Page to this Registration Statement)
99.1	Logic Devices Incorporated Amended and Restated 1998 Directors Stock Incentive Plan [10.3](1)
[ ]

Exhibits so marked have been previously filed with the Securities and Exchange Commission (SEC) as exhibits to the filings shown below under the exhibit numbers indicated following the respective document description and are incorporated herein by reference.

(1)	Annual Report on Form 10-K for fiscal year ended Sept 29, 2002, filed with the SEC on December 10, 2002 (File No. 000-17187).